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                                   EXHIBIT 11

DIODES INCORPORATED AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE



                                                      Year Ended December 31,
                                               1997            1998            1999
                                            ----------      ----------      ----------
Net income for earnings
per share computation                       $5,125,000      $2,673,000      $5,569,000
                                            ==========      ==========      ==========

BASIC
Weighted average number of
common shares outstanding
during the year                              4,970,705       5,029,064       5,083,518
                                            ==========      ==========      ==========

Basic earnings per share                    $     1.03      $      .53      $     1.10
                                            ==========      ==========      ==========


DILUTED
Weighted average number of common
shares outstanding used in calculating
basic earnings per share                     4,970,705       5,029,064       5,083,518

Add additional shares issuable
upon exercise of stock options                 510,975         341,888         385,927
                                            ----------      ----------      ----------

Weighted average number of
common shares used in calculating
diluted earnings per share                   5,481,680       5,370,952       5,469,445
                                            ==========      ==========      ==========


Diluted earnings per share                  $      .93      $      .50      $     1.02
                                            ==========      ==========      ==========


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